EXHIBIT 99.1
CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2012

Overview

Clayton Williams Energy, Inc. and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for the year ending December 31, 2012.  These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates.  We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable.  Until our actual results of operations for this period have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should, could or may occur in the future, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures, operating costs and other such matters, are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following:  the volatility of oil and gas prices; the unpredictable nature of our exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)	production which may be obtained through future exploratory drilling;
(b)	dry hole and abandonment costs that may result from future exploratory drilling;
(c)
the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” superseded by topic 815-10 of the Financial Accounting Standards Board Accounting Standards Codification;

(d)	gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance;
(e)	capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur; and
(f)	revenues and expenses related to Desta Drilling, L.P., a wholly-owned subsidiary of the Company which provides contract drilling services for the Company and third parties.

Summary of Estimates

The following table sets forth certain estimates being used to model our anticipated results of operations for the fiscal year ending December 31, 2012.  Each range of values provided represents the expected low and high estimates for such financial or operating factor.

Estimated Ranges
Year Ending
December 31, 2012

(Dollars in thousands, except per unit data)
Average Daily Production:
Oil (Bbls)	11,250 to 11,650
Gas (Mcf)	22,000 to 24,000
Natural gas liquids (Bbls)	750 to 850
Total oil equivalents (BOE)	15,667 to 16,500

Price Differentials to NYMEX:
Oil	92% to 94%
Gas	120% to 140%
Natural gas liquids (based on oil)	50% to 60%

Other Costs and Expenses:
Production expenses:
Direct costs ($/BOE)	$15.00 to 16.00
Production taxes (% of sales)	5% to 6%

General and Administrative:
Excluding non-cash compensation	$24,000 to 26,000
Non-cash compensation	$15,000 to 17,000

DD&A:
Oil and gas ($/BOE)	$19.00 to 21.00
Other	$3,700 to 4,300

Exploration costs:
Abandonments and impairments	$1,000 to 3,000
Seismic and other	$5,000 to 7,000

Interest expense (cash rates):
$350 million Senior Notes due 2019	7.75%
Bank credit facility	LIBOR plus (175 to 275 bps)

Effective Federal and State Income
Tax Rate:
Current	0%
Deferred	36%

Capital Expenditures

The following table sets forth, by area, our planned capital expenditures for the year ending December 31, 2012.

	Planned
	Expenditures	2012
	Year Ending	Percentage
	December 31, 2012	of Total
	(In thousands)
Drilling and Completion:
Permian Basin Area:
Reeves	$219,500	56%
Other	46,500	12%
Austin Chalk/Eagle Ford Shale	32,200	9%
Other	5,600	1%
	303,800	78%
Leasing and seismic	66,700	17%
Exploration and development	370,500	95%
Facilities and other	20,600	5%
Total capital expenditures	$391,100	100%

We currently plan to spend approximately $370.5 million on exploration and development activities in fiscal 2012, including $303.8 million for drilling and completion and $66.7 million for leasing and seismic activities.  Our actual expenditures during fiscal 2012 may be substantially higher or lower than these estimates since our plans for exploration and development activities may change during the year.  Other factors, such as prevailing product prices and the availability of capital resources, could also increase or decrease the ultimate level of expenditures during fiscal 2012.  Based on these current estimates, approximately 93% of our planned expenditures for exploration and development activities for fiscal 2012 will relate to developmental prospects, as compared to approximately 92% in fiscal 2011.

Accounting for Derivatives

The following summarizes information concerning our net positions in open commodity derivatives applicable to periods subsequent to December 31, 2011.  The settlement prices of commodity derivatives are based on NYMEX futures prices.

Swaps:
	Oil
	Bbls (a)	Price
Production Period:
1st Quarter 2012	444,000	$95.70
2nd Quarter 2012	410,000	$95.70
3rd Quarter 2012	384,000	$95.70
4th Quarter 2012	362,000	$95.70
	1,600,000

(a)   Excludes oil hedges covering 393,863 barrels of oil for production months from January 2012 through May 2016 at a price of $91.15 per barrel.  These hedges cover production related to a volumetric production payment expected to be granted in connection with the proposed acquisition by our wholly owned subsidiary, Southwest Royalties, Inc., of 24 limited partnerships of which it is the general partner.

We did not designate any of the derivatives shown in the preceding table as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, will be recorded as other income (expense) in our statement of operations.